Exhibit 99.1

Super League Gaming Releases Second Quarter 2022 Financial Results

Santa Monica, Calif. - (August 11, 2022) –  Super League Gaming (Nasdaq: SLGG), a global leader in metaverse gaming and the young gamer creator economy, has released its second quarter 2022 financial results by posting them to its website. Please visit the Super League Gaming investor relations website at https://ir.superleague.com/ to view the second quarter 2022 financial results and letter to shareholders.

Additionally, a trip to the Metaverse with Ann Hand, CEO and Clayton Haynes, CFO is available via video on demand on the Company’s investor relations website. This event can also be viewed on Super League Gaming’s YouTube Channel here.

About Super League Gaming

Super League Gaming (Nasdaq: SLGG) is a leading publisher of games, monetization tools and content channels across metaverse gaming platforms that empower developers, energize players, and entertain fans. The company’s solutions provide incomparable access to an audience consisting of players in the largest global metaverse environments, fans of hundreds of thousands of gaming influencers, and viewers of gameplay content across major social media and digital video platforms. Fueled by proprietary and patented technology systems, the company’s platform includes access to vibrant in-game communities, a leading metaverse advertising platform, a network of highly viewed channels and original shows on Instagram, TikTok, Snap, YouTube, and Twitch, cloud-based livestream production tools, and an award-winning esports invitational tournament series. Super League’s properties deliver powerful opportunities for brands and advertisers to achieve impactful insights and marketing outcomes with gamers of all ages. For more, go to superleague.com.

Investor Relations Contact:

Shannon Devine

MZ North America

Main: 203-741-8811

SLGG@mzgroup.us

Media Contact

Gillian Sheldon

gillian.sheldon@superleague.com